Exhibit 23
CONSENT OF ERNST & YOUNG LLP
We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-124857) and related Prospectus of American Standard Inc., as issuer, and American Standard Companies Inc. and American Standard International Inc., as guarantors, for the registration of $200,000,000 aggregate principal amount of 5 1 / 2 % Senior Notes due 2015 and to the incorporation by reference therein of our reports dated February 23, 2005, with respect to the consolidated financial statements of American Standard Companies Inc., American Standard Companies Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Standard Companies Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedules of American Standard Companies Inc. included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
October 24, 2005